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                          	 Diamond Hill
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                                 Investments


FOR IMMEDIATE RELEASE:
					Investor Contact:
					James F. Laird-Chief Financial Officer
					614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
ANNOUNCES SPECIAL DIVIDEND

Columbus, Ohio - November 22, 2013 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today announced that its board of directors has approved a $3.00 per share special cash dividend to shareholders of record on December 10, 2013 payable December 16, 2013. The company will finalize the tax characterization of the dividend in February 2014 and expects 100% of the distribution to be classified as a qualified dividend.

While this is the sixth consecutive year that the company has paid a special dividend, there can be no assurance that the company will pay a dividend in the future. The Board of Directors and management continually review various factors to determine whether the company has capital in excess of that required for the business and the appropriate use of any excess capital.
The factors considered include the company's investment opportunities, the company's risks, and future dividend and capital gain tax rates. We believe that we should retain a larger portion of our operating profits so that we can adequately seed new strategies and support existing strategies, which we believe will help us to continue to grow the company's intrinsic value per share over the long term.

Evaluating management's stewardship of capital for shareholders is a central part of our intrinsic value investment discipline that we practice for our clients. We hold ourselves to the same standard that we look for when evaluating investments for our clients.


About Diamond Hill:
Diamond Hill is an independent investment management firm with significant employee ownership and $11.5 billion in assets under management as of September 30, 2013. The firm provides investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds. Diamond Hill's entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and the firm's interests are firmly aligned with its clients through significant investment in its strategies. For more information on Diamond Hill, visit www.diamond-hill.com.

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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363